EXHIBIT 20.2

Deutsche Bank Trust Company Americas

Trust & Securities Services

Depositary Receipts

DEPOSITARY RECEIPTS

Depositary's Notice of Annual General Meeting of Shareholders of China Xiniya Fashion Limited.

Issuer:	China Xiniya Fashion Limited / CUSIP 16950W113

Country:	Cayman Islands

Meeting Details:

Annual General Meeting of Shareholders of China Xiniya Fashion Limited on December 31, 2014 – 10:00 a.m. local time at 4th floor No 33 Wang Hai Road, Ruan Jian Yuan Phase 2, Xiamen 361000, People’s Republic of China.

Meeting Agenda:	The Company's Notice of Meeting is attached

ADR Record Date:	December 19, 2014

Ordinary Shares: ADR ratio	16 Ordinary Shares: 1 ADR

Holders of American Depositary Receipts (ADRs) representing ordinary shares (the "Deposited Securities") of China Xiniya Fashion Limted (the "Company") are hereby notified of the Company's Annual General Meeting of shareholders. A copy of the Notice of Meeting from the Company, which includes the agenda for such meeting, is attached.

For further information, please contact:

Deutsche Bank - Depositary Receipts

Tel 212 250 6612